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MEDICORE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)




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
                                                        Three Months Ended               Six Months Ended
                                                             June 30,                         June 30,
                                                    --------------------------      --------------------------
                                                       1997            1996            1997            1996
                                                    ----------      ----------      ----------      ----------
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                  5,456,940       5,456,171       5,456,940       5,456,555

Net effect of dilutive stock options-based on
  the modified treasury stock method
  using average market price                           360,615         664,948         434,038         671,936
                                                    ----------      ----------      ----------      ----------
                                                     5,817,555       6,121,119       5,890,978       6,128,491
                                                    ==========      ==========      ==========      ==========

Net income                                          $  115,690      $1,281,326      $  382,053      $2,006,579
                                                    ==========      ==========      ==========      ==========

Net income per share                                $      .02      $      .21      $      .06      $      .33
                                                    ==========      ==========      ==========      ==========

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